Exhibit 99

Dillard’s, Inc. Reports Third Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 11, 2021--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 39 weeks ended October 30, 2021. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard's Chief Executive Officer William T. Dillard, II stated, "We are pleased to report another record quarter. Continued strong sales combined with record gross margin and expense control produced $197 million of net income. We ended the quarter in another strong cash position of $620 million after repurchasing $239 million of stock.”

Due to the significant impact of COVID-19 on prior year figures, this release will include certain comparisons to 2019 to provide additional context.

Selected Financial Metrics of the Third Quarter (Compared to the Prior Year Third Quarter)

•Comparable retail sales increased 48%
•Net income of $197.3 million compared to net income of $31.9 million
•Net income of $9.81 per share compared to net income of $1.43 per share
•Retail gross margin of 46.7% compared to 36.6%
•Operating expenses were $393.2 million (26.5% of sales) compared to $318.2 million (31.0% of sales)
•Share repurchases of $239.2 million (approximately 1.2 million shares)
•Cash flow provided by operations of $728.0 million compared to $62.9 million of cash used in operations (39 weeks)
•Ending cash of $619.7 million compared to $61.1 million with no short-term borrowings compared to $15.0 million

Third Quarter Results

Dillard’s reported net income for the 13 weeks ended October 30, 2021 of $197.3 million, or $9.81 per share, compared to net income of $31.9 million, or $1.43 per share, for the prior year third quarter.

Included in net income for the prior year third quarter is a net tax benefit of $32.4 million ($1.46 per share) related to the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"). Also included in net income for the prior year third quarter is a pretax loss of $2.2 million ($1.4 million after tax or $0.06 per share) primarily related to the sale of a store property.

Sales - Third Quarter

Net sales for the 13 weeks ended October 30, 2021 and the 13 weeks ended October 31, 2020 were $1,481.0 million and $1,024.9 million, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").
Total retail sales (which excludes CDI) for the 13-week periods ended October 30, 2021 and October 31, 2020 were $1,460.2 million and $994.6 million, respectively. Total retail sales increased 47% for the 13-week period ended October 30, 2021. Comparable store retail sales for the third quarter of 2021 compared to the third quarter of 2020 increased 48%.

Compared to the third quarter of 2019, total retail sales for the 13-week periods ended October 30, 2021 and November 2, 2019 were $1,460.2 million and $1,334.2 million, respectively, an increase of 9%. Comparable store retail sales for the third quarter of 2021 compared to the third quarter of 2019 increased 12%. Also, comparing to the third quarter of 2019, sales of juniors' and children's apparel and men's apparel and accessories significantly outperformed the other categories.

Gross Margin / Inventory - Third Quarter

Consolidated gross margin (which includes CDI) for the 13 weeks ended October 30, 2021 improved significantly to 46.2% compared to 35.7% for the prior year third quarter.

Retail gross margin (which excludes CDI) for the 13 weeks ended October 30, 2021 improved significantly to 46.7% compared to 36.6% for the prior year third quarter.

Compared to the third quarter of 2019, retail gross margin for the third quarter of 2021 improved 1,221 basis points of sales to 46.7% from 34.5%.

Management attributes the substantial improvement in gross margin to continued strong consumer demand and better inventory management leading to decreased markdowns in the third quarter of 2021.

Inventory decreased approximately 1% at October 30, 2021 compared to October 31, 2020.

Management is monitoring the continuing supply chain issues, particularly with regard to shipping delays and disruptions in the global transportation network.

Selling, General & Administrative Expenses - Third Quarter

Consolidated selling, general and administrative expenses ("operating expenses") for the 13 weeks ended October 30, 2021 were $393.2 million (26.5% of sales) compared to $318.2 million (31.0% of sales) for the prior year third quarter.

Compared to the third quarter of 2019, retail operating expenses for the third quarter of 2021 decreased 442 basis points of sales to $391.5 million (26.8% of sales) from $416.7 million (31.2% of sales).

The decrease is primarily due to decreased payroll and payroll related expenses as the Company continues to operate with reduced operating hours and fewer associates. With regard to operational staffing, management is particularly focused on the existing tight labor market, seeking to hire permanent and seasonal talent across multiple functions.

39-Week Results

Dillard’s reported net income for the 39 weeks ended October 30, 2021 of $541.2 million, or $25.76 per share, compared to a net loss of $138.7 million, or $6.05 per share, for the prior year 39-week period. Included in net income for the 39 weeks ended October 30, 2021 is a pretax gain of $24.7 million ($19.2 million after tax or $0.91 per share) primarily related to the sale of three store properties.

Included in net income for the prior year 39 weeks is a net tax benefit of $64.6 million ($2.82 per share) related to the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"). Also included in net income for the prior year 39 weeks is a pretax loss of $2.2 million ($1.4 million after tax or $0.06 per share) primarily related to the sale of a store property.

Net sales for the 39 weeks ended October 30, 2021 and the 39 weeks ended October 31, 2020 were $4,379.9 million and $2,730.6 million, respectively.
Total retail sales for the 39-week periods ended October 30, 2021 and October 31, 2020 were $4,296.3 million and $2,638.8 million, respectively. Total retail sales increased 63% for the 39-week period ended October 30, 2021.

Compared to the first 39 weeks of 2019, total retail sales for the 39-week periods ended October 30, 2021 and November 2, 2019 were $4,296.3 million and $4,132.9 million, respectively, an increase of 4%. Comparable store retail sales for the first 39 weeks of 2021 compared to the first 39 weeks of 2019 increased 7%.

Consolidated gross margin for the 39 weeks ended October 30, 2021 improved significantly to 43.0% compared to 27.2% for the prior year 39-week period.

Retail gross margin for the 39 weeks ended October 30, 2021 improved significantly to 43.7% compared to 28.0% for the prior year 39-week period.

Compared to the first 39 weeks of 2019, retail gross margin for the first 39 weeks of 2021 improved 1,000 basis points of sales to 43.7% from 33.7%.

Consolidated operating expenses for the 39 weeks ended October 30, 2021 were $1,095.7 million (25.0% of sales) compared to $875.7 million (32.1% of sales) for the prior year 39-week period.

Compared to the first 39 weeks of 2019, retail operating expenses for the first 39 weeks of 2021 ended decreased 431 basis points of sales to $1,090.8 million (25.4% of sales) from $1,227.6 million (29.7% of sales).

Share Repurchase

During the 13 weeks ended October 30, 2021, the Company purchased $239.2 million (approximately 1.2 million shares) of Class A Common Stock under its March 2018 and May 2021 share repurchase programs.

During the 39 weeks ended October 30, 2021, the Company purchased $410.3 million (approximately 2.6 million shares) of Class A Common Stock under its March 2018 and May 2021 share repurchase programs.

The Company completed all authorized purchases under the March 2018 program during the third quarter. As of October 30, 2021, authorization of $262.9 million remained under the May 2021 program. Total shares outstanding (Class A and Class B Common Stock) at October 30, 2021 and October 31, 2020 were 19.4 million and 22.0 million, respectively.

Store Information

During the third quarter, Dillard's opened its new location at Mesa Mall in Grand Junction, Colorado (100,000 square feet). Also, during the quarter, the Company closed its leased clearance center in Harlingen, Texas (100,000 square feet).

The Company operates 250 Dillard’s locations and 30 clearance centers spanning 29 states and an Internet store at dillards.com. Total square footage at October 30, 2021 was 47.7 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				39 Weeks Ended
	October 30, 2021		October 31, 2020		October 30, 2021		October 31, 2020
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,481.0	100.0%	$1,024.9	100.0%	$4,379.9	100.0%	$2,730.6	100.0%
Service charges and other income	30.9	2.1	27.2	2.7	91.0	2.1	88.3	3.2
	1,511.9	102.1	1,052.1	102.7	4,470.9	102.1	2,818.9	103.2

Cost of sales	796.3	53.8	658.7	64.3	2,497.6	57.0	1,987.0	72.8
Selling, general and administrative expenses	393.2	26.5	318.2	31.0	1,095.7	25.0	875.7	32.1
Depreciation and amortization	50.2	3.4	53.4	5.2	146.6	3.3	155.2	5.7
Rentals	4.9	0.3	5.1	0.5	15.2	0.3	16.3	0.6
Interest and debt expense, net	10.6	0.7	12.2	1.2	32.9	0.8	37.3	1.4
Other expense	2.1	0.1	2.0	0.2	9.2	0.2	6.4	0.2
Gain (loss) on disposal of assets	—	0.0	(2.2)	(0.2)	24.7	0.6	(2.2)	(0.1)
Income (loss) before income taxes	254.6	17.2	0.3	0.0	698.4	15.9	(261.2)	(9.6)
Income taxes (benefit)	57.3		(31.6)		157.2		(122.5)
Net income (loss)	$197.3	13.3%	$31.9	3.1%	$541.2	12.4%	$(138.7)	(5.1)%

Basic and diluted earnings (loss) per share	$9.81		$1.43		$25.76		$(6.05)
Basic and diluted weighted average shares	20.1		22.3		21.0		22.9

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	October 30, 2021	October 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$619.7	$61.1
Accounts receivable	28.5	28.4
Merchandise inventories	1,525.9	1,545.3
Federal and state income taxes	99.8	127.0
Other current assets	102.9	65.6
Total current assets	2,376.8	1,827.4

Property and equipment, net	1,218.8	1,348.8
Operating lease assets	41.2	40.5
Deferred income taxes	34.8	14.7
Other assets	68.6	74.5

Total Assets	$3,740.2	$3,305.9

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,285.8	$1,031.8
Other short-term borrowings	—	15.0
Current portion of long-term debt and finance lease liabilities	0.2	0.8
Current portion of operating lease liabilities	11.4	12.8
Total current liabilities	1,297.4	1,060.4

Long-term debt and finance lease liabilities	366.0	366.0
Operating lease liabilities	29.3	27.4
Other liabilities	283.3	271.3
Subordinated debentures	200.0	200.0
Stockholders' equity	1,564.2	1,380.8

Total Liabilities and Stockholders' Equity	$3,740.2	$3,305.9

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	39 Weeks Ended
	October 30, 2021	October 31, 2020
Operating activities:
Net income (loss)	$541.2	$(138.7)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and other deferred cost	148.3	157.3
(Gain) loss on disposal of assets	(24.7)	2.2
Proceeds from insurance	2.9	8.7
Loss on early extinguishment of debt	2.8	—
Changes in operating assets and liabilities:
Decrease in accounts receivable	8.2	17.8
Increase in merchandise inventories	(438.1)	(80.3)
Increase in other current assets	(49.2)	(13.7)
(Increase) decrease in other assets	(2.5)	0.5
Increase in trade accounts payable and accrued expenses and other liabilities	528.1	145.8
Increase (decrease) in income taxes	11.0	(162.5)
Net cash provided by (used in) operating activities	728.0	(62.9)

Investing activities:
Purchase of property and equipment and capitalized software	(79.7)	(52.1)
Proceeds from disposal of assets	29.3	1.5
Proceeds from insurance	3.8	—
Distribution from joint venture	1.5	0.2
Net cash used in investing activities	(45.1)	(50.4)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	(0.5)	(0.9)
Cash dividends paid	(9.7)	(10.7)
Purchase of treasury stock	(410.3)	(102.9)
Issuance cost of line of credit	(3.0)	(3.2)
Increase in short-term borrowings	—	15.0
Net cash used in financing activities	(423.5)	(102.7)

Increase (decrease) in cash and cash equivalents	259.4	(216.0)
Cash and cash equivalents, beginning of period	360.3	277.1
Cash and cash equivalents, end of period	$619.7	$61.1

Non-cash transactions:
Accrued capital expenditures	$7.2	$6.0
Stock awards	1.1	0.8
Lease assets obtained in exchange for new operating lease liabilities	4.6	4.1

Estimates for 2021
The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 29, 2022 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2021	2020
	Estimated	Actual
Depreciation and amortization	$195	$213
Rentals	22	22
Interest and debt expense, net	44	49
Capital expenditures	110	60

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) the COVID-19 pandemic and its effects on public health, our supply chain, the health and well-being of our employees and customers, and the retail industry in general; other general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the elimination of LIBOR; potential disruption from terrorist activity and the effect on ongoing consumer confidence; other epidemic, pandemic or public health issues; potential disruption of international trade and supply chain efficiencies; any government-ordered restrictions on the movement of the general public or the mandated or voluntary closing of retail stores in response to the COVID-19 pandemic; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2021, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon
501-376-5965
julie.guymon@dillards.com